                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
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Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                          BRUNSWICK TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

                          BRUNSWICK TECHNOLOGIES, INC.
                    (Name of Person Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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





BRUNSWICK TECHNOLOGIES INC                 43 BIBBER PARKWAY                           TEL: 207.729.7792
                                           BRUNSWICK, MAINE 04011 USA                  FAX: 207.729.7877



                                                                    May 22, 2000


TO: ALL SHAREHOLDERS OF BRUNSWICK TECHNOLOGIES, INC.

Dear Fellow BTI Shareholder:

     As you know, the BTI board is recommending that you reject the pending offer by the French corporation, Compagnie de Saint-Gobain, and its affiliates to purchase all outstanding shares of common stock of BTI for $8.00 per share. Our financial advisors, McDonald Investments, have delivered an opinion to us stating that the offer is inadequate from a financial point of view. We therefore believe that the offer is not in the best interests of shareholders. In addition, we have continuously asked Saint-Gobain to explain their valuation of BTI and to demonstrate why their offer is justified. We have extended an invitation to Saint-Gobain to discuss their offer and they have declined to meet with us until recently. We are actively working with McDonald Investments to explore more appropriate alternatives. WE URGE YOU NOT TO TENDER YOUR SHARES AT THIS TIME.

     As part of Saint-Gobain's efforts to force you to accept the inadequate tender of $8.00 per share, Saint-Gobain's affiliate, Vetrotex CertainTeed Corporation, requested we call a Special Meeting of Stockholders which purports to be for the purpose of amending BTI's Articles of Incorporation and removing BTI's Board to replace it with employees of Saint-Gobain. The Special Meeting will take place on Friday, June 16, 2000, at 10:00 a.m., at Holiday Inn by the Bay, 88 Spring Street, Portland, Maine 04101. Your Board believes the inadequately priced Saint-Gobain offer takes advantage of the current low price of our stock and deprives the Company and its shareholders of the opportunity to realize full and appropriate value for their shares in the future. YOU SHOULD NOT FEEL OBLIGATED TO RESPOND TO SAINT-GOBAIN'S OFFER OR THE VETROTEX SOLICITATION FOR THE SPECIAL MEETING. IF YOU DO VOTE, WE URGE YOU TO VOTE "AGAINST" OR "WITHHOLD" YOUR VOTE ON ALL PROPOSALS SUBMITTED AT THE SPECIAL MEETING BY VETROTEX OR ITS AFFILIATES.

     We ask that you read the enclosed Proxy Statement carefully, and that you fill out and sign the enclosed WHITE proxy card as soon as possible and mail it in the envelope provided. We urge you not to vote the blue proxy card received from Vetrotex.

     If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Morrow & Co., Inc., toll-free at (800) 662-5200.

     We thank you for your continued support.

                                          On behalf of the Board of Directors,


                                          /s/ Martin S. Grimnes

                                          Martin S. Grimnes
                                          Chairman and Chief Executive Officer

                                                     BRUNSWICK TECHNOLOGIES LOGO

                          BRUNSWICK TECHNOLOGIES, INC.

                               EXECUTIVE OFFICES:
                               43 BIBBER PARKWAY
                              BRUNSWICK, ME 04011

            SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 16, 2000

                PROXY STATEMENT OF BRUNSWICK TECHNOLOGIES, INC.
                                IN OPPOSITION TO
                SOLICITATION OF VETROTEX CERTAINTEED CORPORATION

     A Special Meeting of Stockholders of Brunswick Technologies, Inc. ("BTI" or the "Company") will be held on Friday, June 16, 2000 at 10:00 a.m., at Holiday Inn by the Bay, 88 Spring Street, Portland, Maine 04101. All BTI shareholders are urged to participate in this Special Meeting, either by attending in person or by mailing in votes by proxy using the WHITE proxy card and enclosed envelope. THE BTI BOARD OF DIRECTORS DID NOT REQUEST THIS SPECIAL MEETING AND DOES NOT SUPPORT ANY PROPOSALS THAT HAVE BEEN SUBMITTED FOR A VOTE AT THE SPECIAL MEETING. WE URGE YOU TO VOTE "AGAINST" OR " WITHHOLD" YOUR VOTE ON ALL THREE SPECIAL MEETING PROPOSALS BY USING THE WHITE PROXY CARD.

     This Proxy Statement and the accompanying WHITE proxy card are being furnished by the Company and its Board of Directors (the "Board") to the holders of outstanding shares of BTI common stock, par value $0.0001 per share ("Common Stock"), in opposition to the solicitation of Special Meeting proxies by Vetrotex CertainTeed Corporation ("Vetrotex"). Vetrotex is an affiliate of the French corporation, Compagnie de Saint-Gobain ("Saint-Gobain"), which, with its subsidiaries, CertainTeed Corporation ("CertainTeed") and VA Acquisition Corporation, has commenced a tender offer to purchase BTI shares for only $8.00 per share, as further described in its Schedule TO and related Offer to Purchase dated April 20, 2000, filed with the Securities and Exchange Commission (the "SEC" or the "Commission"), as amended to date (the "Tender Offer"). We have advised you that the Tender Offer is inadequate and not in your best interests. Vetrotex has called this Special Meeting so that BTI shareholders could consider the following three Proposals, all of which your Board recommends AGAINST: (1) purportedly to amend the Articles of Incorporation to change the vote required to remove directors; (2) regardless of whether such amendment is approved by the shareholders, purportedly to remove the entire Board; and (3) if any Board members are removed, to elect new directors to fill any resulting vacancies in the Board (each a "Vetrotex Proposal"). WE BELIEVE THAT THE VETROTEX PROPOSALS REPRESENT ANOTHER ATTEMPT TO FORCE THE INADEQUATE TENDER OFFER ON BTI SHAREHOLDERS AND WE STRONGLY URGE YOU TO VOTE "AGAINST" OR "WITHHOLD" YOUR VOTE ON ALL THREE VETROTEX PROPOSALS.

     To be approved, Vetrotex Proposal 1 will require the affirmative vote of a majority of the outstanding shares of Common Stock. Vetrotex Proposal 2 will require the affirmative vote of two-thirds of the outstanding shares of Common Stock. In the case of either Vetrotex Proposal 1 or Vetrotex Proposal 2, abstentions and broker non-votes will have the same effect as a vote against the proposal. Vetrotex Proposal 3 will be voted upon only if Vetrotex Proposal 2 is adopted, in which case those seven candidates receiving the greatest number of votes cast at the meeting shall be deemed elected. Broker non-votes and abstentions will not affect the election of directors.

     The record date for determining shareholders entitled to vote at the Special Meeting (and any adjournment) is May 2, 2000. All shareholders of record as of the close of business on that day will be entitled to cast one vote per share. As of the record date, there were 5,234,415 shares of Common Stock issued and outstanding. The presence at the Special Meeting, either in person or by proxy, of the holders of more than one-half of the outstanding shares is required for a quorum.


     This Proxy Statement and the enclosed WHITE proxy card are first being mailed to shareholders on or about May 23, 2000.

     IF YOU HOLD BTI SHARE CERTIFICATES IN YOUR OWN NAME AND WANT TO REJECT THE EFFORTS OF VETROTEX AND ITS AFFILIATES TO TAKE CONTROL OF THE COMPANY, WE URGE YOU TO FILL OUT THE WHITE PROXY CARD, SIGN AND DATE THE CARD, AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED.

     IF YOU HOLD YOUR BTI SHARES THROUGH A BROKER OR BANK (I.E., IN "STREET NAME"), ONLY YOUR BROKER OR BANK CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A WHITE PROXY CARD ON YOUR BEHALF -- AND IN OPPOSITION TO THE PROPOSALS OF VETROTEX -- TODAY.

                          THE UNSOLICITED TENDER OFFER

     On May 3, 2000, the BTI Board of Directors recommended that BTI shareholders reject the Tender Offer as inadequate.

     After a careful review of the Tender Offer, with the assistance of our financial advisors, the Board determined that the Tender Offer is inadequate from a financial point of view and does not recognize the inherent value of this Company, especially given our strong emerging new technologies and our leading position in the industry. The Board believes it is in the best interest of all shareholders at this time to aggressively explore strategic alternatives to enhance value for BTI shareholders and has formed a committee of independent directors to oversee this process as it continues to implement plans for growth.

     Details concerning our response to the unsolicited tender offer can be found in the Schedule 14D-9, dated May 3, 2000, as amended to date, which has been mailed to all BTI shareholders. The complete Schedule 14D-9 was filed with the SEC on May 3. Electronic copies of the Schedule 14D-9 and subsequent amendments are available for free on the SEC's Internet web site at http://www.sec.gov. Copies are also available from the Company or Morrow & Co., Inc. ("Morrow"), the firm assisting us in this solicitation.

     PLEASE REJECT THE TENDER OFFER AND VOTE "AGAINST" OR "WITHHOLD" YOUR VOTE ON ALL THREE VETROTEX SPECIAL MEETING PROPOSALS TODAY

     If you have any questions about giving your proxy or if you otherwise need assistance, please contact Morrow as shown below:

                               Morrow & Co., Inc.
                           455 Park Avenue, 5th Floor
                            New York, New York 10022
                         Call Toll-free: (800) 662-5200

                          REASONS FOR THE SOLICITATION

     Vetrotex, the shareholder calling the Special Meeting, is an affiliate of Saint-Gobain and the other companies involved in the Tender Offer. We have rejected the Tender Offer as inadequate and not in your best interests. WE BELIEVE THAT THE SPECIAL MEETING PROPOSALS OF VETROTEX REPRESENT ANOTHER ATTEMPT TO FORCE THE INADEQUATE TENDER OFFER ON BTI SHAREHOLDERS AND WE STRONGLY URGE YOU TO VOTE "AGAINST" OR "WITHHOLD" YOUR VOTE ON ALL THREE SPECIAL MEETING PROPOSALS OF VETROTEX. YOU CAN DO THIS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD WITH THE POSTAGE PAID ENVELOPE PROVIDED. If shareholders vote "AGAINST" Vetrotex Proposals 1 and 2, and "WITHHOLD" their votes on Proposal 3 at the Special Meeting, your current Board will remain in place, and will be able to continue to serve your best interests and explore alternatives to maximize shareholder value while the Company continues to implement its plans for growth.

     If shareholders do not vote as suggested by the BTI Board, the Vetrotex nominees for the BTI Board intend, if elected, to cause BTI to enter into a merger agreement with CertainTeed, an affiliate of Vetrotex. In the proposed merger, BTI shareholders would receive cash consideration for their shares equal to the Tender Offer price, which the Company's Board of Directors has deemed inadequate.

     FOR THESE REASONS, THE COMPANY'S BOARD RECOMMENDS THAT YOU VOTE "AGAINST" OR "WITHHOLD" YOUR VOTE ON EACH OF THE SPECIAL MEETING PROPOSALS OF VETROTEX DESCRIBED BELOW.

                           SPECIAL MEETING PROPOSALS

     Vetrotex, an affiliate of the companies proposing the inadequate Tender Offer, called this Special Meeting for the purpose of acting upon three Proposals, all of which your Board recommends AGAINST: (1) purportedly to amend the Articles of Incorporation to change the vote required to remove directors;
(2) regardless of whether such amendment is approved by the shareholders, purportedly to remove the entire Board; and (3) if any Board members are removed, to elect new directors to fill any resulting vacancies in the Board.

     THE BTI BOARD RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSALS 1 AND 2, AND THAT YOU "WITHHOLD" YOUR VOTE ON PROPOSAL 3, THE VETROTEX-NOMINATED SLATE OF DIRECTORS.

     IF SHAREHOLDERS VOTE "AGAINST" OR TO "WITHHOLD," AS APPROPRIATE, ON ALL THREE PROPOSALS, YOUR CURRENT BOARD WILL REMAIN IN PLACE AND INTENDS TO ACT IN THE BEST INTERESTS OF BTI SHAREHOLDERS AND TO CONSIDER OTHER REASONABLE ALTERNATIVES TO THE TENDER OFFER IN ORDER TO MAXIMIZE SHAREHOLDER VALUE AS IT CONTINUES TO IMPLEMENT ITS PLANS FOR GROWTH.

Vetrotex Proposal 1 -- Your Board is Against this Proposal

     Vetrotex asserts that Proposal 1 asks you to approve an amendment to the Company's Articles of Incorporation to change the vote required to remove directors. The Company's Articles of Incorporation state that that it takes the affirmative vote of two-thirds of the outstanding shares to remove a director from the Company's Board.


     Vetrotex states that it is proposing that removal of directors be accomplished by a LESSER STANDARD than is currently permitted by the Company's Articles of Incorporation. We believe, however, that removal of the BTI Board is a serious matter and should NOT be modified or made subject to a lesser standard than is currently permitted in the Company's Articles of Incorporation. Further, we believe that the proposal requested by Vetrotex is not accurate or complete under Maine law.


     WE BELIEVE PROPOSAL 1 IS BEING PROPOSED BY VETROTEX AS AN ASSERTED MEANS TO LOWER THE STANDARD REQUIRED TO REMOVE THE CURRENT BTI BOARD AND PROPOSE A BOARD THAT WILL ACCEPT THE INADEQUATE $8.00 PER SHARE TENDER OFFER.

THE BTI BOARD RECOMMENDS YOU VOTE "AGAINST" VETROTEX PROPOSAL 1.

Vetrotex Proposal 2 -- Your Board is Against this Proposal

     Vetrotex Proposal 2 purports to ask you to remove the entire Board listed below. Regardless of whether Proposal 1 is approved at the Special Meeting, Vetrotex intends to propose that the entire BTI Board be removed from office.

     WE BELIEVE PROPOSAL 2 IS AN ATTEMPT BY VETROTEX TO CREATE VACANCIES IN THE BOARD SO THEY CAN DESIGNATE FOR ELECTION A NEW SLATE OF BOARD MEMBERS WHO WILL ACT ON BEHALF OF VETROTEX AND SUPPORT THE INADEQUATE $8.00 PER SHARE TENDER OFFER. TO THE EXTENT THIS PROPOSAL APPLIES TO THE CURRENT BOARD, WE ASK THAT YOU SUPPORT THE CURRENT BOARD OF DIRECTORS AND VOTE "AGAINST" VETROTEX PROPOSAL 2.

     At our Annual Meeting held May 16, 2000, the following six directors were re-elected, for a one-year term to expire at the 2001 Annual Meeting:

                                                      POSITION                 DIRECTOR
NAME                               AGE              WITH COMPANY                SINCE
----                               ---              ------------               --------
Martin S. Grimnes................  52     Chairman of the Board, Chief           1984
                                          Executive Officer and Director
William M. Dubay.................  49     President, Chief Operating             1997
                                          Officer
                                          and Director
Richard J. Corbin(2).............  61     Director                               1999
Kenneth J. Hatten................  56     Director                               2000
Max G. Pitcher(1)................  64     Director                               1997
Peter N. Walmsley(1).............  64     Director                               1991

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     The BTI Board is seeking a seventh person to fill the remaining vacancy on the Board. David E. Sharpe, an executive officer of Vetrotex, had served as a director of BTI since 1993. Mr. Sharpe did not stand for re-election and recently resigned from the BTI Board. Pursuant to its bylaws, the Board has the power to fill such vacancies without stockholder approval. If Vetrotex Proposal Number 2 is unsuccessful, stockholders will have the opportunity to re-elect the Board member that may be chosen to fill such vacancy at the next meeting called for that purpose.

     Your Board is currently exploring strategic alternatives to the Tender Offer, although no assurances can be given that such alternatives will be identified or implemented. If BTI shareholders want their Board to maximize shareholder value, seek strategic alternatives to the Tender Offer, and continue to implement the Company's plans for growth, we believe they should take action to keep the current Board in place. Therefore, at the Special Meeting:

THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" VETROTEX PROPOSAL 2

Vetrotex Proposal 3 -- Your Board is Against this Proposal

     If Vetrotex Proposal 2 is approved, those BTI shareholders who are present at the Special Meeting, in person or by proxy, will be entitled under Maine law to elect directors to fill the resulting vacancies on the Board of Directors. Unlike at the Annual Meeting, any shareholder present at the Special Meeting may nominate one or more candidates for election to the Board. Vetrotex Proposal 3 asks you to elect new directors nominated and supported by Vetrotex, to fill any vacancies in the Board.

     If elected as the new directors of BTI, we believe the Vetrotex nominees will approve and submit to the shareholders the merger proposed in the Tender Offer materials, by which CertainTeed would acquire beneficial ownership of any outstanding BTI shares not already owned by Vetrotex, and take other steps to remove impediments to the Tender Offer.

     THE EXECUTION OF A WHITE PROXY CARD WILL ALLOW YOU TO "WITHHOLD" VOTES FROM THE VETROTEX NOMINEES AND WILL SHOW THAT YOU HAVE REJECTED THE TENDER OFFER AS INADEQUATE.

     THE COMPANY'S BOARD RECOMMENDS THAT YOU "WITHHOLD" YOUR VOTE ON EACH OF THE VETROTEX DIRECTOR NOMINEES LISTED IN VETROTEX PROPOSAL 3.

                           VOTING AND PROXY PROCEDURE

     When properly signed and returned, the enclosed WHITE proxy card will be voted in accordance with the choices marked. If no choice is specified, a WHITE proxy card will be voted "AGAINST" Vetrotex

Proposals 1 and 2 and to "WITHHOLD" authority to vote for the election of the Vetrotex nominees listed on the WHITE proxy card.

     A proxy may be revoked at any time before it is voted. A shareholder may revoke any previously signed proxy by giving notice of revocation to the Clerk of the Company before the particular vote is taken at the Special Meeting, by signing and returning a later-dated proxy at or before the Special Meeting, or by voting in person at the Special Meeting.

     If you have signed a proxy card on a form presented by Vetrotex (i.e., on a card that is some color other than WHITE) and wish to change your vote on any matter, we recommend that you revoke that proxy by signing a WHITE proxy card.

     Please send any proxy card or revocation to the Company or its proxy soliciting agent, Morrow, in the postage-paid envelope provided by us, to:

                               Morrow & Co., Inc.
                           455 Park Avenue, 5th Floor
                            New York, New York 10022
                         CALL TOLL-FREE: (800) 662-5200

     To assure that your voting instructions will be submitted to the Special Meeting, PLEASE LEAVE TIME FOR THESE DOCUMENTS TO BE RECEIVED BY MORROW BEFORE FRIDAY, JUNE 16, 2000. IF YOU HAVE ANY QUESTIONS ABOUT HOW TO COMPLETE OR SUBMIT YOUR WHITE PROXY CARD OR ANY OTHER QUESTIONS, MORROW WILL BE PLEASED TO ASSIST YOU. YOU MAY CALL MORROW TOLL-FREE AT (800) 662-5200.

     If you own your BTI shares through a broker, bank or other institution (i.e., in "street name"), you are not entitled to vote those shares directly, but rather must give voting instructions to your broker, bank or other institution. To assure that your instructions are carried out correctly, please confirm your instructions in writing to the person responsible for your account and provide a copy of those instructions to Morrow, at the address set forth above, so that we can check to see whether your instructions are followed.

                        PARTICIPANTS IN THE SOLICITATION

     The Company's Board, and certain persons, directors and executive officers of the Company, may be deemed to be "participants" in the solicitation of proxies, as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934. The participants in the solicitation may include all directors of the Company, as named in this proxy statement, as well as certain executive officers of the Company: Martin S. Grimnes, Chairman and Chief Executive Officer, William M. Dubay, President and Chief Operating Officer, Robert Fuller, Vice President of Sales, Alan M. Chesney, Vice President, Chief Financial Officer and Treasurer, and Thomas W. Wallace, Vice President of Manufacturing. None of such persons will receive any additional compensation for such activities. Except as otherwise disclosed in this proxy statement, none of such persons own any common stock or have any other substantial interest, direct or indirect, in BTI.

     We have retained Morrow, at an estimated fee of $200,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies for the Special Meeting and in connection with communications with stockholders with respect to the Tender Offer. Approximately 40 persons will be utilized by Morrow in its efforts. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding BTI's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of BTI shares. We have agreed to indemnify Morrow against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Morrow may be deemed to be a "participant" in this proxy solicitation, as such term is defined in
Schedule 14A promulgated under the Securities Exchange Act of 1934; however, Morrow does not believe that it or any of its respective partners, directors, officers, employees, affiliates or controlling person, if any, is a

"participant" as defined in Schedule 14A or that Schedule 14A requires the disclosure of information concerning Morrow.

     McDonald Investments, Inc. ("McDonald Investments") is acting as financial advisor to BTI in connection with the Tender Offer. Pursuant to a letter agreement dated April 27, 2000 (the "Letter Agreement"), the Company has retained McDonald Investments in connection with the Tender Offer. Pursuant to the Letter Agreement, the Company has paid a retainer fee of $35,000 upon its execution of its engagement letter with the Company and a fee of $200,000 in connection with its delivery of a report or opinion to the Company. The Company has agreed with McDonald Investments that if a transaction takes place involving the sale of the business and assets of the Company by way of tender offer, merger, asset sale, divestiture, other transaction or combination thereof (a "Transaction"), the Company will pay to McDonald Investments at the closing of such Transaction a transaction fee equal to 2% of the first $47.6 million of the transaction value and 3% of the amount that exceeds $47.6 million (the "Transaction Fee"). The Company has also agreed to reimburse McDonald Investments for its reasonable out-of-pocket expenses, including legal fees, incurred in connection with its engagement by the Company. In addition, the Company has agreed to indemnify McDonald Investments against certain liabilities in connection with its engagement. McDonald Investments is an investment banking firm engaged on a regular basis to provide a range of investment banking and financial advisory services, including the valuation of businesses and their securities in connection with mergers and acquisitions.

     McDonald Investments may be deemed to be a "participant" in this proxy solicitation, as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934; however, McDonald Investments does not believe that it or any of its respective partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in
Schedule 14A or that Schedule 14A requires the disclosure of information concerning McDonald Investments. In the normal course of its business, McDonald Investments may trade securities of BTI for the accounts of their customers. McDonald Investments and/or certain of its respective affiliates may have voting and dispositive power with respect to certain BTI shares held in customer accounts. McDonald Investments and each of its respective affiliates disclaim beneficial ownership of such shares.

     Proxies may be solicited by mail, in person, by telecommunication or by other electronic means. The cost of the solicitation of proxies will be borne by the Company.

     We estimate that soliciting BTI shareholders will cost us $1,250,000 in fees for attorney, accountants, public relations or financial advisors, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation, including the costs of responding to the related Tender Offer. Of that amount, we had incurred approximately $505,627 as of May 18, 2000.

                         ABSENCE OF DISSENTERS' RIGHTS

     BTI shareholders are not entitled to dissenters' rights in connection with the matters to be voted upon at the Special Meeting.

     The Tender Offer itself will not give rise to dissenters' rights. If the merger proposed in the Tender Offer or other similar merger is consummated, dissenters' rights would be available to those BTI shareholders who meet the requirements of Section 909 of the Maine Business Corporation Act.

     VOTING AT THE SPECIAL MEETING WILL NOT PREVENT A SHAREHOLDER FROM LATER EXERCISING DISSENTERS' RIGHTS AND DEMANDING APPRAISAL OF HIS OR HER SHARES.

                         CERTAIN INFORMATION ABOUT BTI

     The Company is a Maine corporation, with its principal executive offices located at, and with a mailing address of, 43 Bibber Parkway, Brunswick, Maine 04011. BTI manufactures composite reinforcement fabrics used to make boats, snowboards, pilings, automobiles parts, bridges and other products. The current directors and principal shareholders of BTI are listed in this proxy statement. The Company made an initial public offering of its shares in February 1997, and since that date has been subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Current public information about the Company is available in the Company's filings with the SEC. The Company will provide you with a copy of any of its filings for free if you make your request in writing to the Company's executive offices, the address of which is set forth above, attention, Martin S. Grimnes, Chief Executive Officer. All of the Company's filings with the SEC are also available for free on the SEC's EDGAR database at www.sec.gov.

         CERTAIN INFORMATION ABOUT VETROTEX AND ITS AFFILIATED ENTITIES
                    INVOLVED IN THE UNSOLICITED TENDER OFFER

     Vetrotex, a Delaware corporation, is wholly owned by CertainTeed, and is an indirect wholly owned subsidiary of Saint-Gobain. Its principal executive offices are located at 750 E. Swedesford Road, Valley Forge, Pennsylvania 19482. The principal business of Vetrotex is the manufacture of fiberglass products for reinforcing plastic and other materials. Vetrotex holds approximately 14% of the common stock of the Company and is a major supplier of raw materials to the Company.

     VA Acquisition Corporation is a newly incorporated Maine corporation and an indirect wholly owned subsidiary of CertainTeed organized to attempt to acquire BTI. Its principal executive offices are located at 750 E. Swedesford Road, Valley Forge, Pennsylvania 19482. Since its incorporation on April 14, 2000, it has not conducted any business other than in connection with the Tender Offer.

     CertainTeed is a Delaware corporation and an indirect wholly-owned subsidiary of Saint-Gobain. Its principal executive offices are located at 750
E. Swedesford Road, Valley Forge, Pennsylvania 19482. The principal business of CertainTeed is the manufacture of roofing; vinyl and fiber cement siding; vinyl windows; vinyl fencing, deck and railing; ventilation products; piping products; fiberglass insulation; and fiberglass products for reinforcing plastics and other materials.

     Saint-Gobain, a French corporation, is a publicly owned company whose shares are listed for trading on the monthly settlement market of The Paris Stock Exchange and on the principal European stock exchanges. Its principal executive office is located at Les Miroirs, 18 avenue d'Alsace, 92400 Courbevoie, France (Postal Address: Les Miroirs, 92096 Paris La Defense Cedex). Saint-Gobain has worldwide interests in businesses involving the manufacture of flat glass, insulation and reinforcements, pipe, glass containers, industrial ceramics and abrasives and the manufacture and distribution of building materials. None of Vetrotex, VA Acquisition Corporation, CertainTeed, or Saint-Gobain has a class of securities registered under the Exchange Act, and accordingly none of these companies is required to file periodic reports, proxy statements or other information with the SEC relating to its business, financial condition or other matters.

     All information in this proxy statement concerning Vetrotex, VA Acquisition Corporation, CertainTeed or Saint-Gobain was provided by such parties and the Company assumes no responsibility therefor.

                               CERTAIN LITIGATION

     On April 26, 2000, the Company filed suit in the United States District Court for the District of Maine in Portland, Maine (CA No. 00-CV-124-P-H), seeking declaratory, injunctive and other relief against Vetrotex, VA Acquisition Corporation, CertainTeed, and Saint-Gobain (collectively, the "Defendants"). The Company's five-count Complaint and Jury Demand ("Complaint") alleges violations of federal securities and State of Maine laws by the Defendants. The Company alleges that the Defendants, owners of approximately 14% of the outstanding shares of common stock of the Company and one of the Company's major suppliers, violated Sections 13(d) and 14(d) of the Exchange Act, and SEC regulations thereunder, by failing to make timely amendments to their previously filed Schedule 13D disclosing their intent to acquire control of the Company, and by failing to comply with SEC requirements concerning the delivery to the Company of its Schedule TO and Tender Offer materials. The Company has also made separate allegations regarding violations of Maine law for tortious interference with business relations and civil conspiracy.

     Simultaneous with the filing in court of its Complaint, the Company also filed motions seeking a temporary restraining order and a preliminary injunction preventing the Defendants from taking certain actions in its efforts to continue the Tender Offer (the "Motions"). On April 28, 2000, Defendants Vetrotex, VA Acquisition Corporation and CertainTeed filed an objection to the Company's Motions. On May 2, 2000, the court denied the Company's Motions; however, the Complaint has not been dismissed and remains under consideration by the court. In light of the fact that such Defendants have admitted a violation of the securities regulations, the Company has not determined the future course of the litigation at this time, but notes that the court reserved on the substantive issues presented by the Complaint.

     The Company believes that although its preliminary Motions were denied, its Complaint has merit, and that the filing of this litigation was necessary in order to allow the Company sufficient time to respond to the Tender Offer and assure that the Company's shareholders and the investing public at large are fully and fairly apprised of all facts while deciding whether to tender their shares as well as to seek compensation from Vetrotex with respect to damages suffered by BTI as a consequence of wrongful actions by Vetrotex.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information as of May 18, 2000, to the best of the Company's knowledge, regarding beneficial ownership of Common Stock of each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, each director, and each "named executive officer" (as defined in Item 402 of Regulation S-K), certain other executive officers, as disclosed above, and all directors and executive officers as a group.

NAME OF OWNER+                                                NUMBER(1)    PERCENT(1)
--------------                                                ---------    ----------
Vetrotex America(2).........................................    713,746      13.64%
Martin S. Grimnes(3)........................................    288,204       5.36%
  Chairman, Chief Executive Officer and Director
William M. Dubay(4).........................................    110,243       2.07%
  President, Chief Operating Officer and Director
Robert Fuller(5)............................................     69,537       1.31%
  Vice President, Sales
Max G. Pitcher(6)...........................................     12,232          *
  Director
Peter N. Walmsley(7)........................................      9,674          *
  Director
Richard J. Corbin(8)........................................      5,747          *
  Director
Kenneth J. Hatten(9)........................................      2,125          *
  Director
Alan M. Chesney(10).........................................     13,415          *
  Vice President, Chief Financial Officer and Treasurer
Thomas L. Wallace(11).......................................     42,645          *
  Vice President, Manufacturing
Dimensional Fund Advisors, Inc.(12).........................    334,200       6.38%
Wellington Management Company, LLP(13)......................    460,000       8.79%
All Directors and Executive Officers as a group(9
  persons)..................................................    553,822       9.89%

---------------
  + The address of Messrs. Corbin, Hatten, Walmsley, Grimnes, Dubay, Fuller, Pitcher, Chesney, and Wallace, is c/o Brunswick Technologies, Inc., 43 Bibber Parkway, Brunswick, ME 04011. The address of Vetrotex America is 750
     E. Swedesford Road, Valley Forge, PA 19482. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, Santa Monica, California 90401. The address of Wellington Management Company, LLP is 75 State Street, Boston MA 02109.

  *  Less than 1% of the outstanding shares of Common Stock.

 (1) For the purpose of this table, shares of Common Stock, which to the Company's knowledge, an individual or group has a right to acquire within sixty (60) days upon the exercise of options or warrants, are deemed outstanding for the purposes of computing the number and percentage of shares beneficially owned by such individual or group. Such shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other individual or group shown in the table. This table does not include 98 shares of Common Stock held by the executive officers of the Company through the Company's 401(k) plan.

 (2) Includes 713,746 shares of Common Stock beneficially owned by Vetrotex.

 (3) Includes 141,004 shares of Common Stock subject to options exercisable within 60 days.

 (4) Includes 96,673 shares of Common Stock subject to options exercisable within 60 days.

 (5) Includes 69,537 shares of Common Stock subject to options exercisable within 60 days.

 (6) Includes 4,900 shares of Common Stock subject to options exercisable within 60 days.

 (7) Includes 3,400 shares of Common Stock subject to options exercisable within 60 days.

 (8) Includes 1,500 Common Stocks subject to options exercisable within 60 days.

 (9) Includes 1,125 shares of Common Stock owned by The Hatten HR-10 Profit Sharing Plan and Trust as to which the beneficial owner has shared investment power.

(10) Includes 5,960 shares of Common Stock subject to options exercisable within 60 days.

(11) Includes 42,345 shares of Common Stock subject to options exercisable within 60 days.

(12) Includes 334,200 shares of Common Stock as to which the beneficial owner has sole voting power and sole dispositive power. Dimensional Advisors, Inc. disclaims beneficial ownership of such securities. The information with respect to the beneficial owner has been taken from the beneficial owner's 13G filed with the Commission on February 3, 2000.

(13) Includes 460,000 shares of Common Stock as to which the beneficial owner has shared voting power and shared dispositive power. The information with respect to the beneficial owner has been taken from the beneficial owner's
     Schedule 13G/A filed with the Commission on February 2, 2000.

     The following table shows the purchases and sales of the Company's common stock made by the above directors and named executive officers during the past two years. Only those persons making such purchases and sales are listed.

1. MARTIN S. GRIMNES

DATE                                        # SHARES PURCHASED(P)/SOLD(S)    APPROXIMATE PRICE/SHARE ($)
----                                        -----------------------------    ---------------------------
6/15/99...................................             1,000(S)**                       5.50
6/15/99...................................             3,000(S)**                       5.63
6/17/99...................................             1,400(S)**                       5.50
6/18/99...................................             1,000(S)**                       5.50
8/16/99...................................               500(S)**                       5.56
8/16/99...................................             1,000(S)**                       5.50
8/19/99...................................             1,000(S)**                       5.00
8/23/99...................................             2,700(S)**                       5.00
8/24/99...................................             1,300(S)**                       5.00
9/7/99....................................             3,000(S)**                       5.00
9/14/99...................................             3,400(S)**                       4.88
11/15/99..................................             3,200(S)**                       4.50
11/16/99..................................             2,100(S)**                       4.50
12/9/99...................................               500(S)**                       3.56
12/9/99...................................               300(S)**                       3.75

DATE                                        # SHARES PURCHASED(P)/SOLD(S)    APPROXIMATE PRICE/SHARE ($)
----                                        -----------------------------    ---------------------------
12/9/99...................................             1,200(S)                         3.63
12/15/99..................................             7,500(S)                         3.56

2. WILLIAM M. DUBAY

DATE                                        # SHARES PURCHASED(P)/SOLD(S)    APPROXIMATE PRICE/SHARE ($)
----                                        -----------------------------    ---------------------------
2/18/00...................................            16,500(P)*                        0.03
2/18/00...................................             3,500(S)                         4.75
2/22/00...................................             2,000(S)                         4.50
2/22/00...................................               900(S)                         4.00
2/22/00...................................               100(S)                         4.13
2/23/00...................................             1,250(S)                         4.75
2/23/00...................................               500(S)                         4.63
8/6/99....................................            10,320(P)*                        0.03
8/6/99....................................             3,700(S)                         5.38
8/6/99....................................             1,300(S)                         5.25

3. ALAN M. CHESNEY

DATE                                        # SHARES PURCHASED(P)/SOLD(S)    APPROXIMATE PRICE/SHARE ($)
----                                        -----------------------------    ---------------------------
12/2/98...................................             4,455(P)*                        $1.52

---------------
 * Indicates stock option exercise
** Indicates sales made due to margin calls

            EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Board has approved employment contracts with certain executive officers. The Company has since entered into such employment contracts with the following executive officers (each an "Executive" and collectively, the "Executives"): Martin S. Grimnes, Chairman and Chief Executive Officer; William
M. Dubay, President and Chief Operating Officer; Robert Fuller, Vice President, Sales; Alan M. Chesney, Vice President, Chief Financial Officer and Treasurer; and Thomas L. Wallace, Vice President, Manufacturing; and the Company's subsidiary, Brunswick Technologies Europe Ltd. has entered into an employment contract with Malcolm Lee, General Manager of Brunswick Technologies Europe, Ltd. (each an "Employment Agreement" and collectively, the "Employment Agreements"). The Employment Agreements are renewable year to year unless terminated by either party. A copy of the form of Employment Agreements is contained in the Company's Schedule 14D-9 filed with the Commission on May 3, 2000.

     The term of employment under each of the Employment Agreements is for one year, unless extended or earlier terminated as provided therein (the "Employment Term"). Pursuant to each Employment Agreement, each Executive will receive a base salary, subject to annual review for possible increase by the Compensation Committee of the Board as follows: Martin Grimnes, $156,222; William Dubay, $138,208; Alan Chesney, $116,363; Robert Fuller, $125,475; Thomas Wallace, $122,371; Malcolm Lee, L49,434 (approximately $81,566) ("Base Salary"). Each Executive may participate with other senior management personnel of the Company in discretionary bonuses authorized and declared by the Compensation Committee and Board. Each Executive may participate in any employee benefit plans of the Company relating to pension, profit sharing, retirement, health insurance, medical reimbursement or others adopted by the Company for the benefit of its executives. Each Executive shall further be eligible to participate in any other fringe benefits which may be available to the Company's executive employees, including stock option or incentive plans adopted by the Board, life or disability insurance, a reasonable expense account, along with such vacation, sick leave and other benefits provided by the Company in its personnel policies or otherwise.

     Each Executive's employment under his Employment Agreement may be terminated in the event of the death or permanent disability of the Executive during the Employment Term, for "Just Cause" as defined therein, or without Just Cause upon ninety (90) days written notice. Each Executive may terminate his employment for "Good Reason" as defined therein, or without Good Reason upon ten
(10) days written notice. In the event of the death or permanent disability of the Executive during the Employment Term, the Executive or the Executive's estate or designated beneficiary shall be entitled to receive compensation for a one year period. In the event of a termination by the Company without Just Cause, or by the Executive for Good Reason, the Company shall be obligated to pay the Executive his Base Salary and other compensation due under the Employment Agreement for twelve months or until the end of the Employment Term, whichever is greater. "Other Compensation" as defined in the Employment Agreement includes the Executive's pro-rata share of any discretionary bonuses that would otherwise have been payable had he remained employed through the Employment Term, along with costs to continue medical insurance under COBRA.

     Upon a "Hostile Change in Control" of the Company as defined therein, the Employment Agreements provide that they automatically extend for three years. If the Executive is terminated by the Company other than for Just Cause or by reason of the Executive's death or permanent disability (which would include a termination by the Executive for Good Reason as defined in the Employment Agreement), the Executive would receive a severance amount equal to three times both the Executive's highest base salary plus the highest bonus in effect during the three year period, (as defined, in the case of a Change in Control, by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")). If the Executive remains in the employ of the Company one year after the Hostile Change in Control, he would receive a bonus equal to one times the base salary plus bonus, and the severance amount would reduce to a multiple of two. A Hostile Change in Control means a Change in Control which has not been approved by at least two thirds of the Board incumbent as of April 17, 2000 at or before the earlier of (i) a public announcement by any person, whether before or after execution of the agreement, of the intention to obtain a sufficient number of voting securities of the Company as would upon their acquisition constitute a Change in Control or (ii) upon a Change of Control.

     For purposes of the Employment Agreements and severance arrangements described above, a Change in Control ("Change in Control") means and shall be deemed to occur upon an acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13D-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control; and provided further that an acquisition for these purposes shall be deemed to include a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the number of outstanding securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non Hostile Change of Control" (as hereinafter defined).

     In the event of a "Non-Hostile Change in Control" which is defined as a Change in Control approved by at least two thirds of the Incumbent Board which is not a Hostile Change in Control (as defined in the Employment Agreement), each Employment Agreement would automatically convert to a two year contract. Upon any Change in Control, each Executive would have the right to terminate the Employment Agreement for any reason within six months of the date of the Change in Control and receive an eighteen month severance payment, provided that in the case of a Change in Control approved by at least two thirds of the Incumbent Board, the Executive is subject to a non-competition agreement during the eighteen month severance period.

     In the event that any payments or benefits paid to the Executive under his Employment Agreement, or for his benefit paid or payable or distributed or distributable pursuant to the terms of the Employment Agreement, or otherwise in connection with, or arising out of, his employment with the Company or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The initial determination as to whether a Gross-Up Payment is required pursuant to the Employment Agreement, and the amount of such Gross-Up Payment, shall be made by an accounting firm selected by the Company and reasonably acceptable to the Executive, which is designated as one of the five largest accounting firms in the United States.

     The Company shall also pay legal fees and related expenses incurred by each Executive as a result of the Executive's termination of employment or in the event the Executive seeks to obtain or enforce any right or benefit provided by the Employment Agreement or relating to Executive's employment by the Company. The Company shall also, consistent with applicable law and the Company's bylaws, indemnify and hold each Executive harmless in connection with any claims that arise out of his employment by the Company. The Employment Agreements further provide that all claims or disputes, other than for equitable relief to enforce the non-competition restrictions, shall be subject to final and binding arbitration before the American Arbitration Association.

     If the current Tender Offer is successful and results in the removal of executive officers, the following severance payments would be payable to the following persons in the event such officers are terminated without Just Cause or for reasons of death or disability: Martin Grimnes, $468,666, William Dubay, $414,624, Alan Chesney, $349,089, Robert Fuller, $376,425, Thomas Wallace, $367,113, Malcolm Lee L148,302 (approximately $244,698).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Martin Grimnes, Chairman and Chief Executive Officer of the Company has received loan advances from the Company aggregating $113,065. The obligation is evidenced by a promissory note, bears interest at the "prime" rate as published in the Wall Street Journal and is payable on demand.

     David E. Sharpe, formerly a member of the Board of Directors and Compensation Committee, who has recently resigned, is an executive officer of Vetrotex, a stockholder of and major supplier of raw materials to the Company.

                                 OTHER MATTERS

     As of the date of this proxy statement, the management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Special Meeting of Stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                             STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for consideration at the Company's next annual meeting of stockholders must submit the proposal to the Company so that it is received at the principal executive offices of the Company, 43 Bibber Parkway, Brunswick, Maine, 04011, on or before December 22, 2000. Any stockholder desiring to submit a proposal should consult applicable rules and regulations of the Securities and Exchange Commission and the Company's Bylaws.

                                   IMPORTANT

1. If your share certificates are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Morrow in the postage-paid envelope provided.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that institution can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

3. After signing the enclosed WHITE proxy card, do not sign or return any other color proxy card for the Special Meeting. We recommend that you only use the proxy card supplied by BTI management for the Special Meeting. If you have any questions about giving your proxy or any revocation, or otherwise require assistance, please call:

                               Morrow & Co., Inc.
                           455 Park Avenue, 5th Floor
                            New York, New York 10022
                         CALL TOLL-FREE: (800) 662-5200

                            ------------------------

A COPY OF THE COMPANY'S SCHEDULE 14D-9 DATED MAY 3, 2000, AS AMENDED, OR THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL YEAR 1999 MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO MARTIN S. GRIMNES, CHIEF EXECUTIVE OFFICER, BRUNSWICK TECHNOLOGIES, INC., 43 BIBBER PARKWAY, BRUNSWICK, MAINE, 04011.

                        [FORM OF BTI PROXY CARD - FRONT]

                          BRUNWSICK TECHNOLOGIES, INC.
                                43 BIBBER PARKWAY
                             BRUNSWICK, MAINE 04011

         SPECIAL MEETING OF STOCKHOLDERS OF BRUNSWICK TECHNOLOGIES, INC.
                                  JUNE 16, 2000

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS


         The undersigned, revoking all prior proxies, hereby appoints Martin S. Grimnes and William M. Dubay, or either of them acting alone, as Proxy, with full power of substitution for and on behalf of the undersigned at the Special Meeting of Stockholders of BRUNSWICK TECHNOLOGIES, INC. to be held at Holiday Inn by the Bay, 88 Spring Street, Portland, Maine 04101, on June 16, 2000, at 10:00 a.m., and at any adjournment(s) or postponement(s) thereof. The undersigned hereby directs the said Proxy to vote in accordance with his judgment on any matters which may properly come before the Special Meeting, all as indicated in the Notice of Special Meeting of Stockholders, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned. The undersigned also hereby directs the said Proxy to vote in accordance with his judgment on any matters that the Board did not know would be presented at the meeting and any matters incidental to the conduct of the meeting.


         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "AGAINST" PROPOSALS 1 AND 2 AND TO "WITHHOLD" AUTHORITY TO VOTE FOR THE NOMINEES LISTED IN PRPOSAL 3.

         PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
                                   [REVERSE]

         The following proposals are made by Vetrotex CertainTeed Corporation. BTI'S BOARD OF DIRECTORS IS AGAINST ALL THREE PROPOSALS.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 1 BELOW

Proposal 1: To amend the Articles of Incorporation to change the vote required to remove directors.

         [  ]FOR           [  ]AGAINST               [  ]ABSTAIN

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2 BELOW

Proposal 2:  To remove the entire Board of Directors.

         [  ]FOR           [  ]AGAINST               [  ]ABSTAIN

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO "WITHHOLD" ON PROPOSAL 3 BELOW


Proposal 3:  Election of Directors.


         [  ]WITHHOLD

         [  ]FOR all Nominees:
             Jean Philippe Buisson      James F. Harkins, Jr.
             Roberto Caliari            John J. Sweeney, III
             F. Lee Faust               Dorothy C. Wackerman
             Robert W. Fenton

         [ ] For election of all nominees, except vote withheld from the following nominees:________________________________________ .

In his or her discretion, the Proxy is authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) or postponement(s) thereof.

Note: Proposal 3 is conditioned upon the approval of Proposal 2.

IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated _____________________, 2000

-----------------------------------------------------
(Signature)

-----------------------------------------------------
(Signature, if held jointly)

-----------------------------------------------------
Title

Please sign exactly as name appears on this proxy. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL MORROW & CO., INC., TOLL FREE AT (800) 662-5200.